Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
For further information:
Investor Relations &
Media:	Corporate Communications:
Peggy Kochenbach	Amy Hedison
Fleishman-Hillard	EXACT Sciences
P: (617) 267-8223	P: (508) 683-1252
E: kochenbp@fleishman.com	E: ahedison@exactsciences.com

EXACT SCIENCES ANNOUNCES DEPARTURE
OF CHIEF FINANCIAL OFFICER JOHN MCCARTHY

MARLBOROUGH, Mass. – (February 23, 2004) – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that its Chief Financial Officer, John McCarthy, has resigned to pursue other opportunities.

“Since joining the Company in October 2000, John has made many valuable contributions in helping bring EXACT Sciences to the point it is at today,” said Don Hardison, EXACT Sciences’ President and CEO. “Following the completion of our recent $43.8 million public financing and with the launch of PreGen-Plus™ behind us, John concluded that his professional aspirations are broader than the Company’s current needs.  We are grateful for John’s many contributions, and the Board of Directors and I wish him well in his future endeavors.  We have commenced an aggressive CFO search and look forward to identifying a strong new addition to the team who will help us execute our strategic plan and achieve our growth objectives.”

Stephen Read, EXACT Sciences’ Vice President and Corporate Controller, will assume the role of interim CFO while the Company completes its search for a permanent replacement.  Mr. McCarthy will be available to consult with the Company in the transition of financial responsibilities.

About EXACT Sciences Corporation

EXACT Sciences Corporation is a pioneer in applying genomics to solve large clinical needs.  Its DNA-based assay, PreGen-Plus™, is intended for the early detection of colorectal cancer in the average-risk population. The Company also has developed PreGen-26™, intended to detect colorectal cancer in a high-risk group of patients. Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, however, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent SEC filings.

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